Exhibit 10.43

PROMISSORY NOTE

Borrower:	DRS Inc. of 12900 NE 180th ST #200 - BothelL WA (individually and collectively the "Borrower")
Lender:	Terry Wong
Principal Amount:		$ 100,000.00

1.
FOR VALUE RECEIVED, The Borrower promises to pay to Terry Wong at such address as may be provided in writing to the Borrower, the principal sum of one hundred thousand ( $100,000.00 ) USD, with interest payable on the unpaid principal at the rate of 12 percent per annum, calculated yearly not in advance.

2.
This Note will be repaid in consecutive monthly installments of interest only on the first day of each month commencing the month following execution of this Note and continuing until February 1, 2010 with the balance owing under this Note being paid at the end of its term.

3.	At any time while not in default under this Note, the Borrower may pay the outstanding balance then owing under this Note to Terry Wong without further bonus or penalty.

4.
Notwithstanding anything to the contrary in this Note, if the Borrower defaults in the performance of any obligation under this Note, then Terry Wong may declare the principal amount owing and interest due under this "Note at that time to be immediately due and payable.

5.
If the Borrower defaults in payment as required under this Note or after demand for ten (10) days, the Security will be immediately provided to Terry Wong and Terry Wong is granted all rights of repossession as a secured party.

6.	This Note will be construed in accordance with and governed by the laws of the State of Washington.

7.
If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

8.
All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by Terry Wong in enforcing this Note as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

9.
This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower and Terry Wong. The Borrower waives presentment for payment, notice of non-payment, protest and notice of protest.

10.
This Note is secured by the following security (the 'Security'): This loan will be secured by DRS Inc. receivables up to the amount of the loan. DRS Inc. average receivables are roughly 350-450K at any given time.

11.
The Borrower grants to Terry Wong a security interest in the Security until this Note is paid in full. Terry Wong will be listed as a lender on the title of the Security whether or not Terry Wong elects to perfect the security interest in the Security.

IN WITNESS WHEREOF the parties have duly affixed their signatures under seal on this 30th day of January, 2009.